Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

March 26, 2018 and the Prospectus dated March 26, 2018

Registration No. 333-223907

ABB Finance (USA) Inc.

2.800% Notes due 2020
3.375% Notes due 2023
3.800% Notes due 2028

Guaranteed as to the Payment of Principal, Premium, if any, and Interest by
ABB Ltd

Pricing Term Sheet

March 26, 2018

2.800% Notes due 2020

Issuer:	ABB Finance (USA) Inc.

Guarantor:	ABB Ltd

Security:	2.800% Notes due 2020 (the “2020 Notes”)

Size:	$300,000,000

Maturity Date:	April 3, 2020

Coupon (Interest Rate):	2.800% per annum

Interest Payment Dates:	Semiannually, in arrears, on April 3 and October 3, beginning October 3, 2018

Yield to Maturity:	2.833%

Benchmark Treasury:	2.250% UST due February 29, 2020

Benchmark Treasury Price and Yield:	99-30; 2.283%

Spread to Benchmark Treasury:	0.550% (55 basis points)

Optional Redemption:

Make-whole call at any time at the greater of 100% or discounted present value at the Treasury Rate plus 10 basis points, as described under “Description of Notes and Guarantee—Optional Redemption” in the preliminary prospectus supplement dated March 26, 2018 (the “Preliminary Prospectus Supplement”).

Tax Redemption Provision:	Applicable as described under “Description of Notes and Guarantee—Tax Redemption” in the Preliminary Prospectus Supplement.

Price to Public:	99.936%

Settlement Date:	April 3, 2018 (T+5)

We expect that the delivery of the 2020 Notes will be made against payment therefor on or about April 3, 2018, which will be the fifth business day following the date of pricing of the 2020 Notes (such settlement cycle being herein referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade 2020 Notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the 2020 Notes initially will settle T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of 2020 Notes who wish to trade 2020 Notes on the date of pricing or the next two succeeding business days should consult their advisor.

Issuer Ratings:	A2 (stable) by Moody’s / A (stable) by S&P

Expected Instrument Ratings*:	A2 by Moody’s / A by S&P

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Identification Numbers:	CUSIP: 00037B AD4 ISIN: US00037BAD47

Clearing and Settlement:	DTC, including Euroclear/Clearstream participants

Listing:	None

Joint Book-Running Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC

Co-Managers:	Barclays Capital Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

3.375% Notes due 2023

Issuer:	ABB Finance (USA) Inc.

Guarantor:	ABB Ltd

Security:	3.375% Notes due 2023 (the “2023 Notes”)

Size:	$450,000,000

Maturity Date:	April 3, 2023

Coupon (Interest Rate):	3.375% per annum

Interest Payment Dates:	Semiannually, in arrears, on April 3 and October 3, beginning October 3, 2018

Yield to Maturity:	3.390%

Benchmark Treasury:	2.625% UST due February 28, 2023

Benchmark Treasury Price and Yield:	99-29¾; 2.640%

Spread to Benchmark Treasury:	0.750% (75 basis points)

Optional Redemption:

Prior to one month before the maturity date, make-whole call at any time at the greater of 100% or discounted present value at the Treasury Rate plus 12.5 basis points, as described under “Description of Notes and Guarantee—Optional Redemption” in the Preliminary Prospectus Supplement. On or thereafter redeemable at 100%.

Tax Redemption Provision:	Applicable as described under “Description of Notes and Guarantee—Tax Redemption” in the Preliminary Prospectus Supplement.

Price to Public:	99.932%

Settlement Date:

April 3, 2018 (T+5)

We expect that the delivery of the 2023 Notes will be made against payment therefor on or about April 3, 2018, which will be the fifth business day following the date of pricing of the 2023 Notes (such settlement cycle being herein referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade 2023 Notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the 2023 Notes initially will settle T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of 2023 Notes who wish to trade 2023 Notes on the date of pricing or the next two succeeding business days should consult their advisor.

Issuer Ratings:	A2 (stable) by Moody’s / A (stable) by S&P

Expected Instrument Ratings*:	A2 by Moody’s / A by S&P

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Identification Numbers:	CUSIP: 00037B AE2 ISIN: US00037BAE20

Clearing and Settlement:	DTC, including Euroclear/Clearstream participants

Listing:	None

Joint Book-Running Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC

Co-Managers:	Barclays Capital Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

3.800% Notes due 2028

Issuer:	ABB Finance (USA) Inc.

Guarantor:	ABB Ltd

Security:	3.800% Notes due 2028 (the “2028 Notes”)

Size:	$750,000,000

Maturity Date:	April 3, 2028

Coupon (Interest Rate):	3.800% per annum

Interest Payment Dates:	Semiannually, in arrears, on April 3 and October 3, beginning October 3, 2018

Yield to Maturity:	3.800%

Benchmark Treasury:	2.750% UST due February 15, 2028

Benchmark Treasury Price and Yield:	99-04+; 2.850%

Spread to Benchmark Treasury:	0.950% (95 basis points)

Optional Redemption:

Prior to three months before the maturity date, make-whole call at any time at the greater of 100% or discounted present value at the Treasury Rate plus 15 basis points, as described under “Description of Notes and Guarantee—Optional Redemption” in the Preliminary Prospectus Supplement. On or thereafter redeemable at 100%.

Tax Redemption Provision:	Applicable as described under “Description of Notes and Guarantee—Tax Redemption” in the Preliminary Prospectus Supplement.

Price to Public:	100.000%

Settlement Date:

April 3, 2018 (T+5)

We expect that the delivery of the 2028 Notes will be made against payment therefor on or about April 3, 2018, which will be the fifth business day following the date of pricing of the 2028 Notes (such settlement cycle being herein referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade 2028 Notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the 2028 Notes initially will settle T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of 2028 Notes who wish to trade 2028 Notes on the date of pricing or the next two succeeding business days should consult their advisor.

Issuer Ratings:	A2 (stable) by Moody’s / A (stable) by S&P

Expected Instrument Ratings*:	A2 by Moody’s / A by S&P

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Identification Numbers:	CUSIP: 00037B AF9 ISIN: US00037BAF94

Clearing and Settlement:	DTC, including Euroclear/Clearstream participants

Listing:	None

Joint Book-Running Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC

Co-Managers:	Barclays Capital Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

*Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Capitalized terms used but not defined herein have the meanings given to them in the Preliminary Prospectus Supplement.

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup toll-free at 1-800-831-9146, Credit Suisse toll-free at 1-800-221-1037 and J.P. Morgan collect at 1-212-834-4533.

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

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